Exhibit 99.1

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

PBTX

Moderator: Dan Rollins

October 23, 2007

9:30 am CT

Conference Coordinator:	Welcome to today’s teleconference. At this time all participants are in a listen-only mode. Later you will have the opportunity to ask questions during the Q&A session. Please note this call may be recorded. I would like to now turn the call over to Dan Rollins. Mr. Rollins, you may begin.

Dan Rollins:	Thank you. Good morning ladies and gentlemen. Welcome to Prosperity Bancshares Third Quarter 2007 Earnings Conference Call. This call is also being broadcast live over the internet at www.prosperitybanktx.com and will be available for replay at the same location for the next few weeks.

I’m Dan Rollins, President and Chief Operating Officer of Prosperity Bancshares and here with me today is David Zalman, Chairman and Chief Executive Officer, H.E. Tim Timanus, Jr., Vice Chairman, David Hollaway, our Chief Financial Officer.

David Zalman will lead off with a few—with a review of the highlights for the third quarter of 2007. He’ll be followed by David Hollaway who will spend a few minutes reviewing some of our recent financial statistics. Tim Timanus will discuss our lending activities, including asset qualities. Then finally we will open the call for questions.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

During the call, interested parties may participate live by following the instructions that will be provided by our call moderator, (Tarren), or you may email questions to investor.relations@prosperitybanktx.com.

I assume you have all received a copy of the earnings announcement we released earlier this morning. If not, please call (Whitney Hutchins) at 281-269-7220 and she will fax a copy to you.

Before we begin, let me make the usual disclaimers. Certain of the matters discussed in this presentation may constitute forward-looking statements for the purposes of the Federal Securities Laws and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performance or achievements of Prosperity Bancshares to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.

Additional information concerning factors that could cause actual results to be materially different than those in the forward-looking statements can be found in Prosperity Bancshares’ filings with the Securities and Exchange Commission, including Forms 10-Q and 10-K and other reports and statements we have filed with the SEC.

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. Now let me turn our call over to David.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

David Zalman:	Thank you Dan. I would like to welcome and thank everyone for listening to our third quarter 2007 conference call. I am very pleased to report that the third quarter of 2007 was another record quarter for our company.

Some of our success this quarter include record earnings. We earned $23.8 million in the third quarter compared to $16.4 million for the same period in the prior year; an increase of 45.7%.

We reported diluted earnings per share of 54 cents for the third quarter of 2007. That’s compared to 49 cents for the same period in the prior year which represents a 10.2% increase.

Our return on average assets for the three months ended September 30, 2007, was 1.53%. Our return on average common shareholder’s equity for three months ended September 30, 2007, was 8.67% and return on average tangible shareholders’ equity for the same period was 30.53%.

Our efficiency ratio was 46.41% for the three months ended September 30, 2007, compared with 46.19% for the quarter ending June 30, 2007.

I am pleased to welcome aboard and announce that we have completed the acquisition of the Bank of Navasota on August 31, 2007, and things are going very well.

As you know, we completed our acquisition of Texas United Bancshares and its subsidiaries on January 31 of this year and completed our operational integration around the end of the second quarter. We are very pleased to have Texas United customers and staff as part of our team. Again, we cannot be happier with the acquisition and the operational integration.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Yesterday we announced that we would acquire the six Houston retail branches of Banco Popular North America. We are pleased with this opportunity to grow and believe this transaction helps us further enhance our Houston presence.

After the acquisition of the Banco Popular locations, we will have 46 banking centers in the Houston metropolitan area. We look forward to combining the Banco Popular team with our current Houston team and feel that all of our customers will benefit.

Now going to the deposits, the deposits at September 30, 2007, were $4.8 billion; an increase of $1.2 billion or a 33.1% increase when compared with $3.6 billion at September 30, 2006.

Excluding deposits assumed with Texas United and Navasota, linked quarter deposits decreased $10.8 million or 30 basis points. Although winding down we still see higher cost deposits being reduced from the acquisitions of Texas United and Southern National Bancshares. Both banks had high loan to deposit ratios and needed higher cost money to fund their loans.

We continue to see organic growth in our core banks, excluding the ones mentioned above. In time we are seeing the more rate-sensitive deposits that were acquired with Texas United and Southern National Bank being less of a drag on our deposit growth.

In short, we sacrificed growth of higher cost deposits in a very competitive market to maintain our net interest margin. We continue to focus on core deposits; that is lower cost deposits that create a better margin for us.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Our net interest margin improved to 4.07% for the quarter ending September 30, 2007, compared to 3.77% for the quarter ending September 30, 2006. As shareholders, we believe growing earnings is more important than growing assets just to say we grew. Having said that, we certainly do not intend to shrink our balance sheet and we are confident that our team can perform well in this environment.

Loans as of September 30, 2007, were $3.1 billion; an increase of $913 million or 41.2% compared with the $2.2 billion at September 30, 2006. Excluding the loans acquired from Texas United and Navasota, linked quarter loans decreased by $35.5 million or 1.66%.

If you want to break that down even more, the majority of the loss was in loans purchased in the acquisition of Southern National Bancshares. In addition, Texas United had an active mortgage lending department that generated traditional portfolio mortgage loans, held for sale mortgage products, one-time close construction loans, and direct construction loans to builders on a contract and speculative basis.

Earlier this year, we made the decision to unwind the Texas United mortgage lending department as a separate program or line of business. It is our feeling that the operational cost and the risk inherent in this type of program as a separate department does not fit our business model. We expect to continue to experience further reductions in the Texas United and Southern National Bancshares loan portfolios as we bring them into conformity with our existing portfolio.

Our loan demand is strong at an average of $84 million to $95 million in monthly production. As the loan portfolios of the acquired banks stabilize, we expect to see a 4% to 5% organic loan growth going forward.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Non-performing assets totaled $9.5 million or 19 basis points of average earning assets at September 30, 2007, compared with $1.3 million or 3 basis points of average earning assets at September 30, 2006, and $11.2 million or 22 basis points of average earning assets as of June 30, 2007.

Again, this was not unexpected. Our loan portfolio is largely comprised of credits that were originated by institutions that we have acquired over the past few years. As we have mentioned in the past, we expect to work through these credits over a period of time and improve the quality. Tim will go into more detail with regard to these credits.

I feel very confident that the non-performing ratios you all are accustomed to seeing from our bank will be back within a 12 to 18 month period. It should be noted that our reserve for loan loss ratio is higher today at 1.14% when compared to September 30, 2006, of 1.09%.

In closing, I would like to say thank you for your support and confidence. I know bank stocks have taken a beating in the past quarter, but I assure you we have not changed our model. I am very confident in our model and our continued success. We have a great group of bankers and we will continue to grow and prosper.

We are proud of our past and intend to stay the course. We plan to continue our organic growth and we plan to continue to pursue accretive acquisitions. Although we want to grow, we will not take our eye off the ball when it comes to asset quality and building shareholder value.

We intend to continue building loans, focusing on customers, rewarding people that produce results, building shareholder value and honor our service commitment by greeting the customer with a smile, calling the customer by name and finding a way to say yes.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Thanks again for your support of our company. Let me turn over our discussion to David Hollaway, our Chief Financial Officer, to discuss some of the specific financial results we achieved. David?

David Hollaway:	Thank you David.

Some comments on the income statements and the financial ratios, net interest income was $51.4 million for the quarter ended 9/30/07; an increase of 43% over the same period last year and flat on a link quarter basis year. The year-over-year increase was primarily due to a 33% increase in averaging earning assets.

As mentioned earlier, the net interest margin on a tax equivalent basis for the quarter ended 9/30/07 was 4.07% compared to 3.77% for the same period last year and 4.09% for the second quarter ’07. And looking at—based on our asset liability model as of 9/30, that ratio should remain relatively stable and within the third quarter range over the next 12 months.

Non-interest income for the quarter ended 9/30/07 was—at 9/30/07 was $14.2 million; an increase of 59% over the same period last year and 2.3% on a link quarter basis. The year-over-year increase was primarily due to the TXUI transaction.

Non-interest expense for the quarter ended 9/30/07 was $30.1 million; an increase of 52% over the same period last year and flat on a linked quarter basis. The year-over-year increase was primarily due to the TXUI transaction again.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

And if you’re adjusting for the Navasota transaction in this quarter, the linked quarter non-interest expenses were actually down a little bit. And as we mentioned during the last conference call, the additional cost saves from the TXUI transaction would not be significant in a quarter and it would be the first part of 2008 before we would get all the cost saves realized.

So having said that, you know, as we’re looking into the fourth quarter, we do anticipate some cost savings from both the TXUI and Navasota transactions.

Again, as mentioned earlier, efficiency ratio on a linked quarter basis was relatively static at 46.4 versus 46.2 in the second quarter. And as we’re looking forward to 2008, we will continue to work on getting that efficiency ratio back down to the lower levels we saw in 2006.

The tangible equity ratio increased from 5.49% in the second quarter to 5.89% at the end of the third quarter.

And the last comment is—would be concerning the bond portfolio at 9/30/07. The portfolio reflects an effective duration of 3.0 years with a weighted average life of 3.9 years. The projected cash flow is approximately $430 million over the next 12 months. And with that, let me turn over the presentation to Tim Timanus for some detail on loans and asset quality. Tim?

Tim Timanus:	Thank you Dave. Non-performing assets at quarter end September 30, ’07, totaled $9,499,000 or .30% of loans and other real estate compared to $11,193,000 or .35% at June 30, ’07. This represents a decrease of $1,694,000 in non-performing assets from June 30, ’07.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

The September 30, ’07, non-performing asset total was comprised of $7,918,000 in loans, $121,000 in repossessed assets and $1,460,000 in other real estate. $7,588,000 or 80% of these non-performing assets are attributable to acquisitions. $3,228,000 of the September 30, ’07, non-performing assets are carry-overs from the June 30, ’07, total of $11,193,000. This represents 29% brought forward and 71% no longer in non-performing assets as of September 30, ’07.

Out of the $9,499,000 in September 30, ’07, non-performing assets, $4,440,000 have now been removed and an additional $167,000 in other real estate is under contract for sale. Combined, these amounts total 48% of the September 30, ’07, non-performing assets.

Net charge-offs for the three months ended September 30, ’07, were $1,313,000 compared to net charge-offs of $531,000 for the three-months ended June 30, ’07, for an increase of $782,000.

The average monthly new loan production for the quarter ended September 30, ’07, was $84 million compared to $95 million for the quarter ended June 30, ’07.

Loans outstanding at September 30, ’07, were $3,128,000,000 compared to $3,181,000,000 at June 30, ’07. The September 30, ’07, loan total is made up of 41% fixed rate, 31% adjusting as prime moves and 28% resetting at specific intervals such as quarterly or annually.

I’m now going to turn it over to Dan Rollins.

Dan Rollins:	Thank you Tim. I’m pleased to report that we have completed the systems conversions of the former Bank of Navasota and their location has been rebranded as Prosperity Bank. I’m also excited about yesterday’s announcement in our agreement to expand our Houston presence with the addition of the six Banco Popular locations.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Houston is a very diverse economy and we are excited about the transaction and what it will do for us in the Houston market. At this time I think we’re ready to take questions. (Tarren)?

Conference Coordinator:	At this time, if you would like to ask a question, please press the star and 1 on your touchtone phone. You may withdraw yourself from the queue at any time by pressing the pound key.

Once again, to ask a question, please press the star and 1. And it looks like we’re going to take our first question from Brent Christ. Please go ahead, sir.

Brent Christ:	Good morning guys.

David Zalman:	Good morning.

Brent Christ:	A couple of questions, I guess. First in terms of the loan runoff that you guys are seeing with the legacy Texas United and Southern National portfolios, can you give us a sense of kind of in your opinion how much is still left to come?

David Zalman:	Brent, this is David Zalman. I guess I’ll take that question. I guess the true answer is I can’t give you an exact number or the amount of time that, you know, we’re still going to have this legacy of Texas United and Southern National.

If you’re asking me about a gut check, I would say, you know, normally we wouldn’t have thought that we would have had still foreclosures and working some of the loans from Southern National this long into the equation, but normally it doesn’t take this long, but we still are there. And I would tell you if you had to ask me just a gut check, I would have to say probably another six months.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Now, will it be at the propensity that it’s been, probably not. But we’ll probably still see working through some of this.

Brent Christ:	Got you. Okay and then two other quick follow-ups. In terms of the expense levels, they’re relatively flat this quarter and I think David indicated maybe a little bit additional cost savings coming through in the fourth quarter. I’m just curious kind of order of magnitude and where you’re seeing the additional savings from.

David Hollaway:	Yeah, I think it’s a couple of things, you know, as we had mentioned in previous conference calls, you know we got initially, for speaking specifically to TXUI, we got a lot of the bulk of savings early on and then we talked about the remaining cost saves that we’ll look probably tend to be a little bit more complex and takes a little longer.

And that’s kind of what we were trying to say last time to say, you know, in the third quarter and fourth quarter, yeah, we’ll see some cost saves but not nearly at the levels in the earlier part of the year. And what we’ll really see is when we get into 2008 we’ll be able to, you know, execute some of these things once, you know, we grow into the New Year.

In terms of specific dollars, I don’t know that I can give that to you. What I would say is, you know, think about it in terms of efficiency ratio and we’re absolutely focused on driving that thing back down into the lower levels that we saw towards the end of last year. And if that’s the case, you can kind of, you know, back into the kind of numbers we’re thinking about. But those kinds of dollars you would tend to see first part of ’08, versus, I guess in the fourth quarter here.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Dan Rollins:	The other thing, Brent, when you’re looking at linked quarter, remember there was an acquisition in there with the Bank of Navasota that I think our number was somewhere in the $100,000 range of expenses in the quarter was attributable to Bank of Navasota. So if we had not done that acquisition, you would have seen expenses trend down for the quarter.

Brent Christ:	Okay. Got you. That helps. And then the last question, just in terms of the Banco Popular branches that you guys bought, could you give us a sense of how much in loans you guys are acquiring with those and then maybe the composition of the deposits?

Dan Rollins:	Sure. The answer is none. We’re not taking any loans—the loans that we’re getting are CD or cash secured loans. It’s really less than $2 million, so zero for all practical purposes.

And the deposit composition is very similar to ours today. They’ve got a relatively low cost of deposits. Their branch network in Houston is a very good fit into ours and I think it will help us continue to grow in the Houston market and enhances where we are.

Brent Christ:	Okay. Thanks a lot guys.

Conference Coordinator:	We’ll take our next question from Jennifer Demba of Suntrust. Please go ahead.

Jennifer Demba:	Good morning.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

David Zalman:	Good morning.

David Hollaway:	Hi (Jenny).

Jennifer Demba:	Can you give me your headcount in the second quarter versus the third quarter?

Dan Rollins:	Sure, two seconds. Second quarter headcount was 1408. At the end of March, we were at 1432. At the end of June we were at 1408 and today we’re at 1369.

David Zalman:	That includes headcount from…

Dan Rollins:	And that includes Bank of Navasota that came in in the quarter.

Jennifer Demba:	Right.

Dan Rollins:	Which I think was probably 20 people, give or take.

Jennifer Demba:	Could you repeat that – the comments you made on the margins going forward? I missed that.

David Holloway:	Yes, I mean, we look at our model as a 930. We think what it’s projecting at as of that time frame is that it should be relatively stable out over the next 12 months. To kid- you know, just depending on a lot of factors, it may just not change at all or, on a quarter by quarter basis, it could move up a couple basis points or down a couple basis points.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

And obviously if we gain traction on net loan growth, that would be a positive. If we continue to get an inverted steepening, an inverted yellow curve, that would be a negative.

Jennifer Demba:	How about your tax rate going forward?

David Holloway:	You know, I think a good number would be about 30 – some- using either 33-1/4 or 33-1/2, somewhere in that range.

Jennifer Demba:	It was a little bit lower this quarter. Is there something specific…?

David Holloway:	This quarter was a little lower because we were doing some tax planning in terms of, at the state level, so it lowered it just a little bit, but that won’t maintain as we go forward.

Jennifer Demba:	Okay, okay. And last question for (David), just kind of give us a sense of what you’re seeing in the economy. Obviously things have slowed down in other parts of the country. I’m wondering what you’re seeing.

(David Solomon):	Jennifer, the – you know, Texas overall is probably a bright spot. If there’re any bright spot in the U.S., Texas is a bright spot. We’re still seeing population grow. We’re still seeing a pretty good economy here.

Having said that, you know, our views and viewpoints and actions are sometimes, you know, we take into consideration what the rest of the economy is doing around us, so sometimes maybe we’re becoming a little bit more cautious just because of what we see and hear on the radio and TV.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

But overall, I think there is a slow down – a little bit of a slow down just in, you know, in the housing market probably in the, you know, the $100 to $200 price range.

We’re still seeing a pretty strong economy on home selling between $500,000 and $1,000,000. And homes at $1,000,000, they’re really brisk right now and people are paying cash for them.

But overall, the economy does look very good in Texas. Having said that, you know, we still – we don’t want to be too cavalier and say that what’s happening to the rest of the country couldn’t possible happen over here. So that’s probably affecting us to some degree, just thinking about that.

Jennifer Demba:	Okay thanks.

Man:	Thanks (Jenny).

Conference Coordinator:	Our next question comes from Erika Penala of Merrill Lynch. Please go ahead.

Erika Penala:	Good morning.

Man:	Good morning.

Erika Penala:	I was wondering if you could address the underlying credit dynamics of your residential construction portfolio. And I know you just mentioned that there is a, you know, a slow down in the housing market in the lower end.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

And I was wondering if you could also give us a sense of – know what the average sales price is of the homes that you are, you know, that you are, you know, in your residential construction portfolio.

Man:	Let me come back around and make sure we understand the question, Erika. How are (unintelligible). You’re asking about the average value or the average price in the construction portfolio, I understand.

But what was the first part of your question? Do you just want some color on what’s in our residential construction portfolio?

Erika Penala:	Some color on, you know, credit dynamics, whether you’re getting more worried at the margin about residential construction.

Man:	Okay. Let – (Tim) is going to probably take some of that. The average price on the construction – on the residential construction loans that we have out there is in the $350 to $500 range.

So most of the builders that we’re doing and the average price in our portfolio would be in what we would call a move-up home or a second home in the Texas market.

So we’re not in the first time homebuyer market on the bottom end. We’re kind of in the next level and then higher than that. But the majority of what we’ve got is in that $350 to $500 range.

Erika Penala:	Okay.

Man:	(Tim), do you want to talk about just…

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

(Tim):	Well, I think what you just said is actually correct. We’ve actually really never been in the starter home business to a great extent. We obviously have done some of that financing, but given the marketplaces that we serve and the customers that we have traditionally had, most of the homes that we have financed have started at $200,000, $250,000 and gone up to several million from there.

So the softness that we are seeing in this area is, I guess, a bit similar to what you’ve seen in other parts of the county in that it seems to be centered in the lower priced homes.

I agree with what (David Solomon) said earlier. The economy in Texas as a whole seems to still be pretty doggone good although there are some areas of weakness that we haven’t seen in the last few years. I don’t think it’s drastic by any means. I think it’s all relative.

The economy here has been so doggone good for so long that any weakness at all alerts you to a certain extent. But we have really very little exposure right now to the lower end of that market and we are cognizant about what’s going on in the rest of the country.

We think the energy business is the primary reason that Texas has been insulated somewhat and possibly there hasn’t been quite as much overbuilding here. And as (David) mentioned, we still have population and job growth. So those are all still positives.

But we’re aware of what’s going on. We’re taking maybe a little bit of a closer look now than in the past at some of our loan applications and our approvals.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Man:	Erika, did we answer your question?

Erika Penala:	Yes. Sorry to ask it in such a roundabout manner. And I also had another follow up. With regards to the commentary around the margin, what is being assumed about fed moves, other than the 50 basis point cut we already saw?

Man: Probably we have to look at it in multi scenarios. Now, we look at it if it doesn’t change at all. We look at it in up 100, 200, 300. We also look at it down 100, 200, 300. And again, at 930, we’re pretty darn neutral.

I mean, when you actually look at the number itself it’s almost 0 at this point. So what that tells us is, even if there’s some thinking the fed will drop the rates again this month 25 basis points. That probably isn’t the end of the world for us.

But what I would tell you is, if we believe fed, let’s say in the next six months is going to drop rates 100 basis points or more, that would be a challenge for us.

If it’s up 100, that probably doesn’t – that’s probably okay and our marginal will hold in.

Erika Penala:	Thanks for time gentlemen.

Man:	Thank you Erica.

Conference Coordinator:	Our next question is from (Brett Valum) of Fig Partners. Please go ahead.

(Brett Valum):	Good morning gentlemen.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Man:	Good morning.

Man:	Good morning.

(Brett Valum):	I just wanted to ask you a question on your funding mix. I noticed that borrowing came up about 1%. And I was wondering what you think may happen there again in the next coming quarter or two if DC8s continued to decline and deposits, whether or not you’re going to continue to use repos. And those came up about 100 and something basis points and costs.

David Holloway:	This is Dave Holloway. I can answer part of it. That, what you’re seeing in this past quarter, was more of just seasonality of our deposits moving in and out. And, you know, instead of sometimes – because rates have been moving, bouncing around so much we’ve jumped in to take advantage of when we have cash flow, you know, from the portfolio, we would reinvest that.

Even though deposits would flow out for a couple of days, we would jump in and purchase security and put it in the portfolio. And then when rates drop off, you have to wait until some more cash flow comes in. So I guess it’s a long way around of saying that was just more a reflection of seasonality.

And, you know, looking into the fourth quarter, you might still see a little more than that, but it wasn’t any premeditated thing of trying to lever up the balance seat or something like that.

(David Solomon):	Yes, no. I – this is (David Solomon). I mean, we have probably annual cash flow off of our portfolio of over $600 million a year so cash flow is not an issue.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

And I’d say with regard to sweep – our sweeps account, which I don’t – was it around $100 million or so, Dave?

David Holloway:	It was $70 million …

(David Solomon):	Seventy million. I would say it’s probably not a traditional sweep account that you would think of as an institutional sweeping money from a big institution or something. A lot of our sweep accounts are from some larger customers that really want to be securitized because they have quite a few deposits in the bank.

And it’s not – what you – it’s not something we’re just going out and paying high rates on it. I think the rates are probably more traditional in nature to our money market accounts per se.

Man:	I think the question, (Brett), that what (David’s) saying – let me make sure you’re understanding – when you’re looking at that borrowing that talks about repos, that’s not us going out and borrowing on a repo basis. We actually are investing customer money and if the customers move money in – the oil and gas business has been good – if customers are moving money in, we’re putting that money in a repo for them on our side.

And so we’re selling the repo and we’re really not out actively soliciting to borrow up. That’s just customer money in the seasonality of the customer cash flows.

David Holloway:	I think it’s also important to emphasize that featured customers have been with us for quite…

Man:	For a long time.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Man:	These aren’t people that are new to our organization. We’ve had them for a long time.

Man:	So the goal is not to go out and borrow on that, if that’s what your question way.

(David Solomon):	Yes, the bottom line is if you didn’t – if we didn’t have the sweep account, they would be in a regular money market account or something in the bank.

Man:	That’s right.

(Brett Valum):	Very good. Thank you. And I – my only other question is I wanted to ask you about, it seems as though you pick up the deposits on those branches at a pretty low rate, do you see other opportunities similar to that or was that sort of a one-time event?

(David Solomon):	As far as…

Man:	I’m sorry…

(David Solomon):	As far as the bonco (unintelligible), you’re referring to?

(Brett Valum):	Yes.

Man:	I think he’s really asking just what’s the M&A environment.

(Brett Valum):	Yes, exactly.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

(David Solomon):	Well, you know, probably that’s the bright spot. I mean, I guess if you can say a bright spot. I guess it’s depending if you’re selling or buying. But if you’re in a buying position, we do think that there’s going to be better opportunities for us.

We think pricing will be, I would say, more realistic from sellers right now. I think that there has been a change in – and I think that that does provide us some opportunity going forward with the M&A. I really do.

(Brett Valum):	I appreciate your time.

Man:	Thank you very much.

Conference Coordinator:	Our next question comes from Bain Slack of KBW. Please go ahead.

Bain Slack:	Hey, good morning.

Man:	Hey, Bain.

Man:	Good morning.

Bain Slack:	Hey, I wanted to ask a question on the monthly ARM production numbers. I think you had said $84 million this quarter versus $95 million. And if I remember correctly, going back to the data you provided in the conference calls, it’s been increasing pretty consistently up until, I guess, this quarter. Is there anything to read in that? Or is that more of a function the, like, an increased caution or demand side of the equation?

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

(Tim):	Bain, this is (Tim). I think there’re probably several factors at play here. One is, as you can see, we have reduced our non-performing assets somewhat considerably. And we’ve diverted the attention of a number or banking center presidents and managers toward that goal.

And it takes people and time to move those non-performing assets out. So I think, without a doubt, that focus has taken a few of these people away from loan production. Hopefully that’s not a long term situation.

Also, as we discussed a little while ago in terms of the economy, while we think the economy here is still good, we do feel that it’s possibly not quite as good as it has been. That’s not so much a negative as it is a statement of how good that it’s been.

But we do sense a little bit of change and we’re very cognizant about what’s going on out there in the rest of the country.

So while we’ve always tried to be very prudent in our credit decisions, we are looking at our credit decisions closely. We’re not interested in putting real estate loans on the books that gives us a problem in the future.

So I think it’s a combination of really those three things more than anything else.

To sum it up again, a number of our officers have been working on the non-performing assets, there’s probably a slight decrease, certainly not pronounced, in the number of loans that we’re seeing, and we’re trying to be prudent in the decisions that we make.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Bain Slack:	Great. I appreciate that. I guess another question is, looking at the (unintelligible) common equity ratio, you all are getting fairly close to 6% which is a little on the high type draw and I just heard your – (David Solomon) – your answer with regard to M&A and, I guess, ex-M&A, is there any other use for this capital or is the strategy to just keep power drive for those opportunities that you may see coming?

(David Solomon):	Well, I – you know, Bain, I think that we’ll be opportunistic. You know, and again I can’t speak for the Board of Directors. We’ve always been an M&A bank. I think that will continue, but on the other hand, if the market performs like it was a few months ago, you know, the board may consider other options as far as purchasing stock back or other methods like that.

We have a great – as you know our earnings are $90 million to $100 million. Closer, I think, to $100 million, so we have a tremendous amount of net income. So I think it just provides us with the – a bunch of opportunities really.

Bain Slack:	Okay, great. Thanks. And the last question is just, can you give a little bit of a breakdown of the asset gain this quarter, the $640,000?

Man:	Yes, that’s, you know, we probably could’ve made that a little cleaner, but there’s a lot on us of net gain and failed assets, but the overwhelming majority of that was gain on sales of our ORE stuff.

Bain Slack:	Great, thanks.

Conference Coordinator:	We’ll take the next question from Barry McCarver of Stephens, Inc. Please go ahead.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Barry McCarver:	Hey, good morning guys.

Man:	Good morning.

Man:	Good morning, Barry.

Barry McCarver:	Well, every single question I had I think was answered with the exception of one. It really goes back to your comments on M&A and the fact that you said – pricing you thought was getting a bit – a little bit more realistic.

Is that driven at all by just asset quality issues or concerns? And if that being the case, is that an M&A market you really want to play in?

(David Solomon):	Barry, this is David. You know, I think there’s probably a combination of things. I think, one, the guys that buy the banks, their stock is trading lower than it has been in a while. So I think that definitely influences what you can pay for somebody else that you’re taking out.

I think number two, just the general overall economy, maybe not necessarily what’s happening in Texas, but they’re looking at what’s happening around. And I think it makes people think, you know, are we going to maybe miss a good time, you know?

Man:	What about the asset quality of the targets?

(David Solomon):	Well, the asset quality of targets has always been in issue, but I mean, you have to look at those I think on an individual basis really.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Barry McCarver:	Would you guys consider, I guess, a deal that had pretty questionable asset quality as something you could work through over a period of time if the price is right? Or is that something you’re just going to stay away from?

(David Solomon):	Boy that’s – boy, you’re really giving me some good questions. Because we – sometimes we’re looking at opportunities like that. And I would tell you that in most cases, we would take – we’re not afraid of buying a bank with asset quality issues because we do have a past track record of cleaning them up.

Having said that, where we’re at right now with the – you know, we’ve doubled in size with the banks that we took, not that they were bad in asset quality, but it certainly wasn’t the same asset quality that ours was, and I think right now taking on something that would be challenging until we get the – you know, the loans in conformity what ours – from the prior acquisitions that we have, we probably wouldn’t be as, you know, favorable of taking on a clean up right now.

Barry McCarver:	Okay. Okay, that’s what I was looking for. All right guys. Thanks a lot.

Ted St. John:	Thank you Barry.

Conference Coordinator:	Our next question comes from Bob Patton of Morgan Keegan. Please go ahead sir.

Bob Patton:	Hey, guys. All my questions have been asked. I’ll just ask, can you give a little color on when you talk about weaknesses in Texas, give us some general picture of thoughts about where you think the weakness is starting.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

(David Solomon):	You know, I’ll start off Bob. This is (David Solomon). You know, I was afraid somebody was going to ask that question because it’s really hard to pinpoint a true real weakness in the economy, it really is.

When you look at population and growth trends that we have, it all looks so positive. I think that if you saw maybe some weakness you would have to think in what we had commented earlier about – the prices in the home range, the started homes, we do see some weaknesses in there.

(Tim) mentioned that maybe there’s maybe not quite as many opportunities on the loan side. That it may – it – I guess, and then again, I’m going to give everybody else a chance to jump in on this – I think for me it’s more of a feeling, just a gut check, a feeling we really can’t see a lot of negatives because the economy’s been so good. I guess it’s just an overall feeling or a sense of – sensing it I guess.

(Tim), do you want to jump in?

(Tim): I think that, for the most part, is correct. We’ve already touched on the lower priced homes and I think there are some clear evidences that that’s a bit of an issue here although it’s certainly not as bad as it is in other parts of the country.

I think in terms of retail shopping centers, there’s a bit of some evidence that maybe there’s some sluggishness there. You can drive around the city and maybe see more vacant spaces in shopping centers than we have historically had. It’s not dramatic; it’s not drastic, but it is a little bit of a change towards the negative than what we’re used to.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

So there’s not a lot of hard evidence out there. As (David) said, it’s more or less a gut check. And our senses tell us that there’s just a little bit of slowness. And the question is, is that going to continue and worsen? Stay the same or get better? And heck, we don’t know.

(David Solomon):	But overall you would have to say that even though we’re cautious, and somebody prudent would be cautious at this time with everything happening around the rest of the U.S., the economy overall in Texas is still pretty darn good.

(Tim):	I don’t think there’s any question about that. The energy business still drives a lot of our economy and all you have to do is look at the price of oil and gas to see how well that’s doing right now.

So that’s a big part of the success of this economy.

Bob Patton:	And if there was an oil shock, for example, you guys have seen the recent discussions around oil bubble, you know, the oil’s risen so fast but the stocks have sort of deadpanned. If there was a correction back to the low $60s, does that do anything to the local economy?

(David Solomon):	I’ll take that. At $60, that’s great.

Bob Patton:	Okay.

(David Solomon):	I think $60, they’re still making a ton of money at $60.

Bob Patton:	All right. Thanks guys.

(David Solomon):	You’re welcome.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

Conference Coordinator:	Our next question comes from David Bishop of Stifle Nicholas. And just as a reminder, if you would like to ask a question, please press the star and 1. Go ahead, sir.

David Bishop:	Hey, thank you. Good morning gentlemen.

Man:	Good morning David.

David Bishop:	Hey, quick question. What are you seeing out there in terms of maybe non-bank competition in terms of loan pricing and competition for credit there? We’ve heard from similar banks that, you know, some of those guys have stopped picking up the phone.

Do you get a sense that that might afford you some more growth opportunities than you previously got a chance to take a look at?

David Holloway:	I think there is some of that. I think you’ve got non bank lenders on both sides of the aisle. On the residential side, you know, you’ve still go the non-traditional players that are out there – the brokerage houses and such.

On the commercial real estate side, I think there are some changes on the non-bank lenders and how they’re doing things and what they’re looking at.

You know, we certainly see and talk to and know a lot of those folks and we hear that they’ve changed their underwriting criteria a little bit. They’ve moved their cap rates up. They’ve increased their debt service coverage requirements. They’ve made some changes if they’re still in the game and as you said, some of them have just decided to kind of sit on the sidelines.

PBTX

Moderator: Dan Rollins

10-23-07/9:30 am CT

So I think our belief is we are seeing some of that. I think we’ve seen a couple of transactions that we think that we’ve probably been able to get into the game on because of that. So I do think that’s probably a positive on what’s happening out there that’s coming through the credit cycle tightening that we’ve gone through over the last three months.

(David Soloman):	David, this is (David Soloman) and, you know, I’ve sat on loan committees, and I would say yes, that there’s a real bright spot. In my opinion, that is a bright spot.

We are starting to see where, you know, the non-bank competition is really, if nothing else, their terms and conditions are changing more in conformity with ours and so it is becoming a little bit easier to compete with some of these other deals.

David Bishop:	Great. Thank you.

David Holloway:	Thanks David.

Conference	Coordinator: At this time, we have no further questions.

David Holloway:	All right, well ladies and gentlemen, thank you so much for participating with our call today. We look forward to visiting with you again in the future. Thank you very much for your time.

Conference Coordinator:	This concludes today’s teleconference. You may disconnect at any time. Thank you for participating and have a great day.

END